EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


(In thousands, except                                   Three Months Ended
per share amounts)                               March 31, 1996   March 31, 1995
                                                 --------------   --------------

PRIMARY

     Average shares outstanding                        12,773          10,672

     Net effect of dilutive stock options--
         based on the treasury stock method
         using average market price                       472             396
                                                      -------         -------

                                    TOTAL              13,245          11,068
                                                      =======         =======

Net income                                            $ 2,876         $ 1,785
                                                      =======         =======

Per share amount                                        $ .22           $ .16
                                                      =======         =======

FULLY DILUTED

     Average shares outstanding                        12,773          10,672

     Net effect of dilutive  stock  options--
         based  on the treasury  stock method
         using the quarter-end market price,
         if higher than the average market price          543             467
                                                      -------         -------

                                    TOTAL              13,316          11,139
                                                      =======         =======

Net income                                            $ 2,876         $ 1,785
                                                      =======         =======

Per share amount                                        $ .22           $ .16
                                                      =======         =======


                                       19